Exhibit 23.5
Consent of Independent Registered Public Accounting Firm
We consent to the use in this Amendment 1 to the Registration Statement on Form S-4 of Community Bankers Acquisition Corp. of our report, dated March 22, 2007, relating to the consolidated balance sheets of BOE Financial Services of Virginia, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. We further consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

Winchester, Virginia
March 11, 2008